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                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of July 14, 1995 between Manfred Brecker, an individual residing at _____________________ ("Executive"), and Pharmhouse Corp., a New York corporation with offices at 860 Broadway, New York, New York 10003 (the "Company").

                                   WITNESSETH

         WHEREAS, Executive is currently employed as the Chairman of the Board of the Company; and

         WHEREAS, the Company expressly acknowledges that Executive is a co-founder of the Company and has heretofore performed and is continuing to perform a significant role in the furtherance of the Company's business activities; and

         WHEREAS, the Company desires to continue to employ Executive as a senior executive officer and to be assured of its right to his services in such capacity and Executive desires to continue his employment with the Company in such capacity, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1.       Employment; Duties.

                  The Company hereby employs Executive and Executive hereby accepts such employment as an executive officer of the Company on the terms and conditions hereinafter set forth. In his capacity as an executive officer of the Company, Executive shall perform such functions with respect to the business and affairs of the Company, consistent with his position, as the Company's Board of Directors (the "Board") or Chief Executive Officer shall determine from time to time. Executive shall perform his duties at such offices as, from time to time, the Company shall establish and shall travel to the extent reasonably required to perform his duties hereunder. Executive shall devote his available business time and energies to the business and affairs of the Company and shall not accept other employment, perform any services for any other person, firm or corporation, or permit his personal business or investment affairs to interfere with the performance of his duties hereunder; provided, however, that Executive may devote reasonable amounts of time to activities having a charitable, educational or other public interest purpose if and to the extent such activities do not substantially interfere with Executive's performance of his responsibilities hereunder. Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as reasonably may be required by the Company in connection with any legal action involving the Company or any of its affiliates. Executive agrees to use his best efforts, skill and abilities to promote and protect the interests of the Company and, faithfully and to the best of his ability, perform his duties hereunder. Executive agrees to serve as a director or officer of any of the Company's subsidiaries or affiliates requesting his services and to perform such services for such
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affiliate, consistent with his office, as its Board of Directors shall request.
The Company agrees to use its best efforts to have Executive elected to serve as Chairman of the Board of the Company during the Employment Term (as defined in paragraph 2 of this Agreement).

         2.       Term; Termination.

                  (a) Executive's employment pursuant to the terms hereof shall become effective as of the date hereof (the "Employment Date") and shall remain in effect, subject to the provisions of subparagraph (b) of this paragraph 2, through January 30, 1999. The term of employment hereunder, commencing with the Employment Date and including any renewals or extensions hereof, is hereinafter referred to as the "Employment Term."

                  (b) This Agreement and Executive's employment by the Company shall terminate on the Date of Termination (as defined in subparagraph (d) of this paragraph 2) as follows:

                           (i)      Automatically upon Executive's death;

                           (ii)     At the Company's option if, as a result of
Executive's incapacity due to physical or mental illness, he is unable to perform the duties of his employment hereunder for a continuous period exceeding one hundred twenty (120) days or an aggregate of more than one hundred eighty
(180) days in any consecutive 12-month period (each such period being hereinafter referred to as a "Disability Period");

                           (iii)    At the Company's option at any time for
Cause. "Cause" shall be defined to mean (A) the commission by Executive of any felony, (B) the commission by Executive of any crime involving dishonesty or moral turpitude, (C) the engagement by Executive in any act of fraud, misappropriation or similar misfeasance, (D) the engagement by Executive in any activity in contravention of paragraph 9 of this Agreement or otherwise materially adverse to the Company or constituting a material breach of this Agreement, or (E) the engagement by Executive in any transaction with the Company involving a conflict of interest or self dealing unless such transaction has been theretofore approved by a disinterested majority of the Board or a Committee of the Board; or

                           (iv)     by Executive for Good Reason. For purposes
of this Agreement, the term "Good Reason" shall mean (A) a change in control of the Company (as defined below), (B) any assignment to Executive of any duties inconsistent with his present duties as a principal executive officer of the Company or a significant change in his (i) present responsibilities or (ii) status or reporting responsibilities or titles in effect immediately prior to such change without his express written consent, (C) any removal of Executive from or any failure to re-elect Executive as a principal executive officer of the Company, except as a result of his death, his Disability, for Cause, or termination by him of this Agreement other than for Good Reason, (D) a reduction in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time hereafter, (E) any change or relocation of the Company's principal executive offices to a location more than 50 miles from Executive's present residence in the New York City metropolitan area without the prior written consent of Executive, or (F) the failure of the Company to cause any

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resulting, surviving or transferee of the Company to assume all of the Company's continuing obligations hereunder.

                  (c) Any termination by the Company pursuant to subparagraph
(b)(ii) or (iii) above or by Executive pursuant to subparagraph (b)(iv) above shall be communicated to Executive or the Company, as the case may be, by a Notice of Termination. "Notice of Termination" shall mean a written notice indicating the specific provision of this Agreement upon which such termination is based and setting forth in reasonable detail the facts and circumstances giving rise to such termination.

                  (d) As appropriate under the circumstances, "Date of Termination" shall mean the earlier of : (i) the date of Executive's death; (ii) thirty (30) days after a Notice of Termination is given to Executive if Executive's employment is terminated pursuant to subparagraph (b)(ii) above; or
(iii) the date specified in the Notice of Termination if Executive's employment is terminated by the Company or by him pursuant to subparagraph (b)(iii) or (iv) above, respectively.

                  (e) For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a category that would be required to be reported under relevant provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor statute or any rule or regulation of the Securities and Exchange Commission (the "SEC") thereunder then in effect; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any person (as such term is used in Paragraphs 13(d) and 14(d) of the Exchange Act), other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities and the Board, upon having been advised that such ownership level has been reached, does not, within fifteen (15) business days thereafter, adopt a resolution approving the acquisition of that level of securities ownership by such person or (ii) during any period of two consecutive years during the Employment Term, individuals who, at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of such period.

         3.       Compensation.

                  (a) The Company shall pay Executive an annual base salary ("Base Salary") of $175,000 (subject to increase as provided herein), payable in equal installments in accordance with the Company's regular payroll practices for executive level employees, as determined from time to time by the Board, but in no event less frequently than monthly in arrears. Executive's Base Salary shall be increased annually as of the first day of each fiscal year during the Employment Term by an amount equal to the greater of (A) five percent (5%) of the Base Salary in effect for the immediately preceding year, or (B) the product of the Base Salary theretofore in effect multiplied by a fraction of which (i) the numerator is the Consumer Price Index for All Urban Consumers - New York City (1982/84=100) (the "Index"), prepared by the Bureau of Labor Statistics of the United States Department of Labor (or if the Index is not then being published, the most nearly comparable


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successor index), of the month immediately preceding such date and (ii) the denominator is the Index for the month immediately preceding the last date on which the Base Salary has been adjusted pursuant to this sentence or, in the case of the first such adjustment, the month immediately preceding the date of this Agreement. The annual percentage increase in the Base Salary pursuant to the preceding sentence is hereinafter referred to as a "Cost of Living Increase."

                  (b) In acknowledgment of Executive's contributions to the Company as a co-founder of the Company, the continuing demonstrations of loyalty to the Company, as evidenced by the personal sacrifices made by Executive in the past on behalf of and for the benefit of the Company, and in further consideration for services performed and to be performed by Executive, Executive is hereby granted a special cash bonus (the "Special Bonus") in the amount of $100,000. The Special Bonus shall be payable to Executive in four equal annual installments of $25,000, the first installment of which shall be paid on the date hereof and the remaining installments of which shall be paid on each of the first, second and third anniversaries of the date hereof.

         4.       Compensation Upon Termination and During Disability.

                  (a) If Executive's employment shall be terminated by his death , the Company shall pay to his estate Executive's unpaid Base Salary for the period through the Date of Termination and the Company shall thereafter continue to pay to Executive's estate Executive's Base Salary (as and when the same would otherwise have been payable to Executive) for a period equal to the shorter of
(i) one year from the Date of Termination and (ii) the date on which the Employment Term would otherwise have expired pursuant to the first sentence of paragraph 2(a) hereof. In addition, not more than ninety (90) days following the Date of Termination, the Company shall pay to Executive's estate the full unpaid balance of the Special Bonus and any other bonus to which Executive is or has become unconditionally entitled prior to the Date of Termination.

                  (b) In the event of Executive's physical or mental disability, during the Disability Period, the Company shall continue to pay Executive his Base Salary and any installments of the Special Bonus or any other bonus to which Executive has become unconditionally entitled, as and when the same would otherwise become due and payable to Executive hereunder. If the Company terminates Executive's employment hereunder following the Disability Period, the Company shall pay Executive his Base Salary for the period through the Date of Termination and the Company shall thereafter continue to pay to Executive his Base Salary (as and when the same would otherwise have been payable to Executive) for a period equal to the shorter of (i) one year from the Date of Termination and (ii) the date on which the Employment Term would otherwise have expired pursuant to the first sentence of paragraph 2(a) hereof. In addition, not more than ninety (90) days following the Date of Termination, the Company shall pay Executive the full unpaid balance of the Special Bonus and any other bonus to which Executive has become unconditionally entitled prior to the date of Termination.

                  (c) If Executive's employment shall be terminated for Cause, the Company shall continue to pay Executive his Base Salary through the Date of Termination, but shall have no obligation to make any payment to Executive on account of any bonus, including any unpaid


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installments of the Special Bonus, following the Date of Termination, regardless of whether Executive has theretofore become entitled thereto.

                  (d) If (A) the Company shall terminate Executive's employment in breach of this Agreement or (B) Executive shall terminate his employment for Good Reason, then:

                           (i)      the Company shall pay Executive his full
Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given by the Companay or Executive, as the case may be. In addition, not more than ninety (90) days following the Date of Termination, the Company shall pay to Executive the full unpaid balance of the Special Bonus and any other bonus to which Executive is or has become unconditionally entitled prior to the Date of Termination;

                           (ii)     in lieu of any further payments of Base
Salary to Executive for periods subsequent to the Date of Termination, as liquidated damages if such termination by the Company is in breach of this Agreement or as severance pay if Executive terminates this Agreement for Good Reason, (x) the Company shall pay to Executive, on or before the thirtieth day following the Date of Termination, a lump sum amount equal to the present value, based on a discount rate equal to 50% of the prime rate of Chemical Bank (or any of its successors) then in effect in New York City, of an amount equal to three times Executive's Base Salary in effect as of the Date of Termination; or (y) if Executive shall so elect, the Company shall continue to pay to Executive his annual Base Salary in effect on the Date of Termination until the third anniversary of the Date of Termination.;

                           (iii)    if termination of Executive's employment
arises out of a breach by the Company of this Agreement, the Company shall pay, in addition to the payments to be made to Executive under clauses (i) and (ii) of this paragraph 4(d), all other damages to which Executive may be entitled as a result of such breach, including damages for any and all loss of benefits to Executive under the Company's employee benefit plans which Executive would have received if the Company had not breached this Agreement and had Executive's employment continued for the Employment Term and including all legal fees and expenses incurred by him as a result of such termination and in enforcing his rights hereunder;

                           (iv)     the Company shall maintain in full force and
effect, for the continued benefit of Executive for the number of years (including partial years) remaining in the Employment Term, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs, and provided further that, in the event Executive's participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which its continued participation is barred; and

                           (v)      Executive shall not be required to mitigate
the amount of any payment provided for in this paragraph 4(d) by seeking other employment or otherwise.


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                  (e) Notwithstanding any other provision hereof, in the event any payment to be made to Executive under paragraph 4(d) of this Agreement, together with all other payments, compensation or rights accruing to Executive from the Company or any affiliate of the Company (collectively, his "Total Compensation"), would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, subject to the last sentence of this paragraph 4(e), such payment shall be reduced to the largest amount that will result in no portion of the Total Compensation being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether there shall be any reduction in Executive's Total Compensation pursuant to this paragraph 4(e) shall be made by the Board in good faith after consultation with Executive, and such determination shall be conclusive and binding on Executive. Executive shall cooperate in good faith with the Board in making such determination and shall provide the Board with such information as shall be reasonably required for this purpose. The foregoing provisions of this paragraph 4(e) shall apply to Executive only if, after reduction for any applicable federal excise tax imposed by section 4999 of the Code and federal income tax imposed by the Code, Executive's Total Compensation would be less than the amount of his Total Compensation as reduced, if applicable, under such foregoing provisions of this paragraph 4(e) and after reduction for only federal income taxes.

         5.       Reimbursement of Expenses.

                  In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, the Company will reimburse Executive, in a manner consistent with such policies as the Company may establish from time to time, for all reasonable out-of-pocket expenses actually incurred or paid by him in the performance of his services hereunder during the Employment Term, subject to presentation of expense statements, vouchers or other supporting information in such reasonable detail as the Company may reasonably require.

         6.       Other Benefits.

                  In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, during the Employment Term, Executive shall be entitled to the following:

                  (a) Participation in and receipt of benefits under: (i) any retirement plan or arrangement for the benefit of executive employees of the Company, (ii) any health, life, disability or other insurance plan or arrangement for the benefit of executive employees of the Company; and (iii) any stock option or other cash or equity compensation plan, program or arrangement, including the Company's employee incentive bonus program, as and when established, and any substitute or replacement plan, arrangement or program, but in each case consistent with and subject to the terms, conditions and administration of such plan, program or arrangement, including the discretion of the Board or a committee of the Board consistent with the terms of such plan, program or arrangement), and further subject to any limitations upon Executive's participation imposed pursuant to applicable laws or regulations; and


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                  (b) A number of paid vacation days and paid sick days
consistent with the past practice of the Company for Executive.

                  Without the prior consent of Executive, the Company shall not make any changes in any employee benefit plans or arrangements in effect on the date hereof in which Executive participates (including without limitation any pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan, or health and accident plan or arrangement) which would adversely affect Executive's rights or benefits thereunder unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive compared to those made available to any other Company executive.

         7.       Other Agreements.

                  Executive represents and warrants to the Company that he is not a party to any agreement, written or oral, and is not otherwise bound by the terms of any written or oral agreement to which he is not a party, which prohibits or materially restricts him from performing his duties under this Agreement or from serving the Company in any other capacity. Executive hereby agrees to indemnify the Company and shall hold the Company harmless from and against any liability, loss, cost or expense, including reasonable attorneys fees and expenses, incurred by the Company by reason of the inaccuracy of the representations and warranties made by Executive in this paragraph 7. The Company represents that it has no knowledge of any such prohibition or restriction.

         8.       Life Insurance.

                  Executive agrees that, if requested by the Company, he will cooperate in the Company's obtaining a policy or policies of life insurance on his life in such amount(s) as the Company may determine, including submitting to any appropriate medical examinations and completing and executing any appropriate application(s) or similar form(s). Any such policy or policies shall be for the benefit of the Company and the Company shall pay all premiums.

         9.       Restrictive Covenants.

                  (a) Executive acknowledges that he will have access to, and knowledge of Company Confidential Information (as defined below), and that improper use or revelation of same by Executive, whether during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, Executive agrees that, except as required to perform his duties under this Agreement, or as required by law, he will keep secret and inviolate in perpetuity all Company Confidential Information which shall come into his possession, and he will not disclose the same to any other person or organization for so long as such Company Confidential Information is not generally known by, or accessible to, the public. Executive further agrees that he will not use any Company Confidential Information for his own benefit or directly or indirectly for the benefit of any person or organization other than the Company and its affiliates. "Company Confidential Information" includes all information concerning the business and affairs of


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the Company which is not generally available to the public or reported to any governmental agency on a public basis and any information concerning the Company which becomes generally available to the public as a result of a breach by any person of any confidentiality obligation to the Company (including, without limitation, its secrets and information about its business, financial condition, prospects, products, technology, management information systems, know-how, merchandising and advertising programs and plans, and the names of its suppliers, customers and lenders and the nature of its dealings with them).

                  (b) Without the consent of the Company, during the Employment Term and for a period of eighteen (18) months thereafter, Executive will not directly or indirectly hire or endeavor to recruit or hire for any purpose any person who is or was employed by the Company during the twelve (12) month period immediately preceding such attempted hiring or recruitment or otherwise induce or attempt to induce supplier or lender or other business relation of the Company to diminish or terminate such business relationship and Executive will not participate with or assist any other person in engaging in any of the foregoing prohibited activities.

                  (c) Executive acknowledges that the provisions of this paragraph 9 are essential to the goodwill and results of operations of the Company and Executive agrees that remedies at law for any breach by him of the covenants contained in this paragraph 9 will be inadequate, and that in the event of a violation of the covenants herein, in addition to any and all legal and other equitable remedies which may be available to the Company, the said covenants may be enforced by an injunction in a suit in equity, without the necessity of posting any bond or other indemnity or of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit and without notice. If any provision of this paragraph 9 shall be deemed by a court of competent jurisdiction to be unenforceable for any reason, then such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide the Company to the fullest extent permitted by applicable law, the benefits intended by this paragraph 9.

         10.      Notices.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile (followed by U.S. mail), or three days after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notice of changes of address shall be effective upon receipt):

                  If to the Company:

                  Pharmhouse Corp.
                  860 Broadway
                  New York, New York 10003
                  Attn:  President


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                  With a copy to:

                  Maloney, Gerra, Mehlman & Katz
                  405 Lexington Avenue
                  New York, New York 10174
                  Attn: Melvin Katz, Esq.

                  If to Executive, to him at his address set forth in the introductory paragraph of this Agreement.

         11.      General.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state (without regard to principles of conflicts of law of New York or of any other jurisdiction).

                  (b) The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (c) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                  (d) This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by Executive or Executive's estate, in whole or in part, nor may this Agreement be assigned by the Company to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned by the Company to any entity acquiring all or substantially all of the assets or stock of the Company or to any corporation into or with which the Company may be merged or consolidated. If the Company shall at any time be merged into or consolidated with any other entity or entities or if substantially all of the Company's assets shall be sold or otherwise transferred to another entity or entities, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company or other entity surviving or continuing after or resulting from such merger or consolidation or the entity to which such assets shall have been sold or transferred and the Company shall be obligated to cause such resulting surviving or transferee company to assume all of the Company's continuing obligations hereunder, as an express condition of any such merger, consolidation or sale of assets.

                  (e) All references in this Agreement to amounts to be paid or benefits to be provided to or on behalf of Executive are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom or collect from Executive all sums which may be required to be deducted or withheld under any provision of law, including, but not limited to, social security payments, income tax withholding, any other deduction required by law and any interest, penalties or additions to tax imposed with respect thereto.


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                  (f) This Agreement may be amended, modified, superseded,
canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No wavier by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  (g) This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

                  (h) Subject to the provisions of paragraph 9(c) of this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent practicable.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        PHARMHOUSE CORP.


                                        By:/s/ Kenneth A. Davis
                                           ---------------------------
                                           Name: KENNETH A. DAVIS
                                           Title: President


                                           /s/ Manfred Brecker
                                           ---------------------------
                                                 MANFRED BRECKER


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